Exhibit 99.6
Execution Version
INTERCREDITOR AGREEMENT
THIS INTERCREDITOR AGREEMENT is dated as of March 19, 2010 (this “Agreement”) among PHOTOMEDEX, INC., a Delaware corporation (the “Borrower”); CLUTTERBUCK FUNDS LLC, a Delaware limited liability company (“Clutterbuck”); and PERSEUS PARTNERS VII, LP, a Delaware limited partnership (“Perseus”, and together with Clutterbuck, the “Lenders”).
RECITALS
A. Pursuant to a Term Loan and Security Agreement, dated of even date herewith between the Borrower and Clutterbuck (as in effect as of the date hereof, the “Clutterbuck Loan Agreement”), a copy of which and the attachments thereto are attached as Exhibit A, Clutterbuck agreed to make a secured term loan to the Borrower in the principal amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) on the terms and subject to the conditions set forth therein (the “Clutterbuck Loan”).
B. Pursuant to the Clutterbuck Loan Agreement, the Borrower has granted Clutterbuck security interests on the Clutterbuck Collateral (as defined below).
C. The Borrower and the Secured Party entered into a Securities Purchase Agreement dated as of August 4, 2008 (as amended by Amendment No. 1 thereto, dated as of February 27, 2009, and by Amendment No. 2, Consent and Waiver thereto, dated as of March 18, 2010 (“Amendment No. 2”), and as the same may be further amended, modified or supplemented from time to time, the “Securities Purchase Agreement”) pursuant to which the Borrower agreed, among other things, to issue to Perseus secured convertible promissory notes (such promissory notes as the same may be amended, modified or supplemented from time to time, together with any promissory notes issued by the Borrower in exchange therefor, the “Convertible Notes”) and providing for the payment of interest in kind in the form of additional secured convertible promissory notes (the “Additional Notes”, and together with the Convertible Notes, the “Notes”) in certain circumstances.
D. Pursuant to Amendment No. 2, on the terms and subject to the conditions set forth therein, among other things, (i) Perseus has consented to the incurrence by the Borrower of the Clutterbuck Loan pursuant to the Clutterbuck Loan Agreement, as in effect as of the date hereof and (ii) the Borrower, the subsidiaries of the Borrower specified therein, and Perseus have agreed to amend and restate the Pledge and Security Agreement, dated as of February 27, 2009, between the Borrower and Perseus in the form attached thereto (as so amended and restated, the “Perseus Pledge Agreement”). A copy of Amendment No. 2 and the attachments thereto is attached hereto as Exhibit B.
E. Pursuant to the Perseus Pledge Agreement, the Borrower has granted Perseus security interests in the Perseus Collateral, portions of which constitute Clutterbuck Collateral.

F. Clutterbuck and Perseus have agreed to enter into this Agreement to establish their relative rights and priorities to the Clutterbuck Collateral and the Perseus Collateral under the Clutterbuck Loan Documents and the Perseus Loan Documents, respectively.
In consideration of the mutual agreements herein contained, the parties agree as follows:
1. Definitions. In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below for the purposes of this Agreement:
“Additional Notes” has the meaning set forth in the recitals hereof.
“Amendment No. 2” has the meaning set forth in the recitals hereof.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et. seq.) or any replacement or supplemental federal statute.
“Bankruptcy Law” means the Bankruptcy Code and any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.
“Bankruptcy Proceeding” means any (a) any voluntary or involuntary proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to the Borrower or any of its subsidiaries, (b) any voluntary or involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its subsidiaries or for a substantial part of any of their respective property or assets, (c) any voluntary or involuntary winding-up or liquidation of the Borrower or any of its subsidiaries, or (d) a general assignment for the benefit of creditors by the Borrower or any of its subsidiaries.
“CIT Loan Agreement” means that certain Master Term Loan and Security Agreement, dated as of December 31, 2007, as amended, among Borrower, CIT Healthcare, LLC and Life Sciences Capital LLC.
“Clutterbuck Collateral” means the Collateral (as such term is defined in the Clutterbuck Loan Agreement).
“Clutterbuck Liens” means the Liens created by the Clutterbuck Loan Agreement on the Clutterbuck Collateral.
“Clutterbuck Loan Agreement” has the meaning set forth in the recitals hereof.
“Clutterbuck Loan Documents” means the Clutterbuck Loan Agreement and all other agreements, documents and instruments evidencing, securing or executed in connection with the Clutterbuck Loan, as the same may be amended or modified with the approval of Perseus (or without the necessity of such approval as provided by this Agreement); provided that any such approval shall not be unreasonably withheld.

“Clutterbuck Obligations” means the Term Loan (as defined in the Clutterbuck Loan Documents) and the other monetary obligations of the Borrower to Clutterbuck pursuant to the Clutterbuck Loan Documents.
“Collateral” means all property, assets, rights and interests which are mortgaged, pledged, assigned, encumbered or granted to or for the benefit of any Lender for the purpose of securing the payment or performance of any indebtedness or obligation to such Lender in respect of its Loan.
“Convertible Notes” has the meaning set forth in the recitals hereof.
“Finally Paid” or “Final Payment,” when used in connection with the Clutterbuck Obligations, means the full and indefeasible payment in cash of all of the Clutterbuck Obligations and the termination or expiration of all commitments to lend under the Clutterbuck Loan Documents, and when used in connection with the Perseus Obligations, means the full and indefeasible payment in cash of all of the Perseus Obligations and the termination or expiration of all commitments to lend under the Perseus Loan Documents.
“Liens” means any mortgage, pledge, lien, security interest, charge, set-off right or other encumbrance, whether now existing or hereafter created, acquired or arising.
“Loan Documents” means the Perseus Loan Documents and the Clutterbuck Loan Documents.
“Notes” has the meaning set forth in the recitals hereof.
“Perseus Collateral” means the Collateral (as such term is defined in the Perseus Pledge Agreement, as in effect as of the date hereof), a portion of which constitutes Clutterbuck Collateral.
“Perseus Liens” means any Liens created by the Perseus Pledge Agreement on the Perseus Collateral, and shall include the Perseus Second Liens.
“Perseus Pledge Agreement” has the meaning set forth in the recitals hereof.
“Perseus Second Liens” means any Liens created by the Perseus Pledge Agreement on the Clutterbuck Collateral.
“Perseus Loan Documents” means the Securities Purchase Agreement and all other agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended or modified with the approval of Clutterbuck (or without the necessity of such approval as provided by this Agreement); provided that any such approval shall not be unreasonably withheld.
“Perseus Obligations” means the Notes and the other monetary obligations of the Borrower and its subsidiaries to Perseus pursuant to the Securities Purchase Agreement, the Notes and the other Perseus Loan Documents.

“Securities Purchase Agreement” has the meaning set forth in the recitals hereof.
“Trading Day” means means a day on which the Trading Market on which the Borrower’s common stock is then listed or quoted is open for the transaction of business.
“Trading Market” means the Nasdaq Global Market or, if the Borrower’s common stock is not then listed or quoted on the Nasdaq Global Market, any other national securities exchange, market or trading or quotation facility on which the Borrower’s common stock is then listed or quoted.
“UCC” means Article 9 of the Uniform Commercial Code, as in effect in the State of New York.
2. Representations and Warranties
(a) The Borrower hereby represents and warrants to each of the other parties hereto that this Agreement has been duly executed and delivered by the Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable in accordance with its terms (except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights or by general principles of equity). The Borrower further hereby acknowledges that it has joined in the execution of this Agreement for the purpose of confirming its approval of the arrangements among the Lenders established hereby and its understanding that none of the terms of this Agreement affects, impairs, diminishes or releases any of Borrower’s obligations to any Lender under any of the Loan Documents (all of which obligations being hereby ratified and affirmed by Borrower).
(b) Clutterbuck hereby represents and warrants to each of the other parties hereto that this Agreement has been duly executed and delivered by Clutterbuck, constitutes Clutterbuck’s legal, valid and binding obligation and is enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights or by general principles of equity.
(c) Perseus hereby represents and warrants to each of the other parties hereto that this Agreement has been duly executed and delivered by Perseus, constitutes Perseus’ legal, valid and binding obligation and is enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights or by general principles of equity.
3. Lien Priorities.
(a) Notwithstanding the date, manner or order of grant, attachment or perfection of any Perseus Second Lien or any Clutterbuck Lien, and notwithstanding any provision of the UCC or any other applicable law or the provisions of any Clutterbuck Loan Document or Perseus Loan Document or any other circumstance whatsoever, Perseus hereby agrees that, so long as the Final Payment of the Clutterbuck Obligations has not occurred, (i) any

Clutterbuck Lien now or hereafter held by or for the benefit of Clutterbuck shall be senior in right, priority, operation, effect and all other respects to any and all Perseus Second Liens and (ii) any Perseus Second Lien now or hereafter held by or for the benefit of Perseus shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all Clutterbuck Liens. The Clutterbuck Liens shall be and remain senior in right, priority, operation, effect and all other respects to any Perseus Second Liens for all purposes, whether or not any Clutterbuck Liens are subordinated in any respect to any other Lien securing any other obligation of the Borrower.
(b) For the avoidance of doubt, any of the Borrower’s laser units or related equipment that are now or hereafter subject to a Perseus Lien but that are used as substitute or replacement (i) Collateral (as defined in the CIT Loan Agreement), pursuant to the CIT Loan Agreement, or (ii) Clutterbuck Collateral, pursuant to the Clutterbuck Loan Agreement, shall, upon such substitution or replacement and without any further action of any party, (x) in the case of (i), be released from any Perseus Lien, and (y) in the case of (ii) become subject to the subordination terms of this Agreement.
4. Proceedings; No Contest of Liens.
(a) In the event of any proceeding (including any Bankruptcy Proceeding) involving the Borrower, this Agreement shall remain in full force and effect and each of Clutterbuck and Perseus shall take such actions and make such elections as will implement the intent of this Agreement and the allocation of priority set forth herein.
(b) Each of Clutterbuck and Perseus agrees that it will not, and hereby waives any right to, contest or support any other person in contesting, in any proceeding (including any Bankruptcy Proceeding), the priority, validity or enforceability of any Clutterbuck Lien or any Perseus Lien, as the case may be; provided, that nothing in this Section 4 shall be construed to prevent or impair the rights of Clutterbuck to enforce this Agreement.
5. Application of Proceeds.
(a) So long as the Final Payment of the Clutterbuck Obligations has not occurred, any Clutterbuck Collateral or proceeds thereof received by Clutterbuck in connection with any sale, lease, exchange, transfer or other disposition (a “Disposition”) of, or collection on, such Clutterbuck Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) shall be applied by Clutterbuck to the Clutterbuck Obligations. Upon the Final Payment of the Clutterbuck Obligations, Clutterbuck shall deliver to Perseus any remaining Clutterbuck Collateral and any proceeds thereof then held by it in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by Perseus to the Perseus Obligations.
(b) Without limiting the foregoing paragraph (a), any Perseus Collateral that does not constitute Clutterbuck Collateral, or any proceeds of such Perseus Collateral received by Perseus in connection with any Disposition of, or collection on, such Perseus Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) shall be applied by Perseus to the Perseus Obligations.

6. Payment Over.
(a) So long as the Final Payment of the Clutterbuck Obligations has not occurred, any Clutterbuck Collateral, or any proceeds thereof or payment with respect thereto, received by Perseus in connection with any Disposition of, or collection on, such Clutterbuck Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Clutterbuck Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), in contravention of this Agreement shall be segregated and held in trust and forthwith transferred or paid over to Clutterbuck in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Until the Final Payment of the Clutterbuck Obligations occurs, Perseus hereby appoints Clutterbuck, with full power of substitution, the attorney-in-fact of Perseus for the purpose of carrying out the provisions of this Section 6(a) and taking any action and executing any instrument that Clutterbuck may deem necessary or advisable to accomplish the purposes of this Section 6(a), which appointment is irrevocable and coupled with an interest.
(b) So long as the Final Payment of the Perseus Obligations has not occurred, any Perseus Collateral that does not constitute Clutterbuck Collateral, or any proceeds thereof or payment with respect thereto, received by Clutterbuck in connection with any Disposition of, or collection on, such Perseus Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Perseus Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), in contravention of this Agreement shall be segregated and held in trust and forthwith transferred or paid over to Perseus in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Until the Final Payment of the Perseus Obligations occurs, Clutterbuck hereby appoints Perseus, with full power of substitution, the attorney-in-fact of Clutterbuck for the purpose of carrying out the provisions of this Section 6(b) and taking any action and executing any instrument that Perseus may deem necessary or advisable to accomplish the purposes of this Section 6(b), which appointment is irrevocable and coupled with an interest.
7. Bailment and Agency for Perfection of Certain Security Interests
(a) Clutterbuck agrees that if it shall at any time hold a Lien on any Clutterbuck Collateral that can be perfected by the possession or control of such Clutterbuck Collateral or of any account in which such Clutterbuck Collateral is held, and if such Clutterbuck Collateral or any such account is in fact in the possession or under the control of Clutterbuck, or of agents or bailees of Clutterbuck (such Clutterbuck Collateral being referred to herein as the “Pledged or Controlled Collateral”), Clutterbuck shall, solely for the purpose of perfecting the Liens granted to Perseus under the Perseus Pledge Agreement and subject to the terms and conditions of this Section 7, also hold such Pledged or Controlled Collateral as gratuitous bailee for Perseus.
(b) Upon the Final Payment of the Clutterbuck Obligations, Clutterbuck shall transfer the possession and control of the Pledged or Controlled Collateral, together with any necessary endorsements but without recourse or warranty, (i) if the Perseus Obligations are outstanding at such time, to Perseus, and (ii) if no Perseus Obligations are outstanding at such time, to the Borrower, in each case so as to allow such person to obtain possession and control of such Pledged or Controlled Collateral. In connection with any transfer under clause (i) of the immediately preceding sentence, Clutterbuck agrees to take all actions in its power as shall be reasonably requested by Perseus to permit Perseus to obtain a first priority security interest in the Pledged or Controlled Collateral.
8. Notices of Default or Acceleration.
(a) Perseus shall provide Clutterbuck with copies of all written notices of events of default or acceleration delivered to the Borrower by Perseus pursuant to Section 9.7 of the Securities Purchase Agreement contemporaneously at the time such notices are first sent to the Borrower.
(b) Clutterbuck shall provide Perseus with copies of all written notices of events of default or acceleration delivered to the Borrower by Clutterbuck pursuant to Section 8.7 of the Clutterbuck Loan Documents contemporaneously at the time such notices are first sent to the Borrower.
(c) Neither Lender shall, without the prior written consent of the other Lender, modify, amend or supplement any of its Loan Documents in such a fashion so as to violate this Agreement.
9. Right to Acquire Clutterbuck Loan. Without limitation of Section 8(b):
(a) From and after the date hereof, Clutterbuck agrees that prior to any proposed acceleration of indebtedness under the Clutterbuck Loan Agreement, except in the case of acceleration upon an Event of Default under Section 5.1(a)(vi) of the Clutterbuck Loan Agreement, or the exercise of remedies under Section 5.2(a) of the Clutterbuck Loan Agreement, Clutterbuck shall first provide written notice to Perseus and the Borrower in the event that Clutterbuck intends to declare any obligation of the Borrower under the Clutterbuck Loan Documents immediately due and payable prior to its stated maturity date (each such notice, an “Acceleration Notice”). The Acceleration Notice shall be delivered to Perseus simultaneously with any acceleration upon an Event of Default under Section 5.1(a)(vi) of the Loan Agreement.
(b) For a period of seven business days following Perseus’s receipt of the Acceleration Notice (the “Option Period”), Perseus shall have the right, but not the obligation, to elect to: (i) cure the facts or circumstances giving rise to the Acceleration Notice in accordance with Section 9(c) hereof, if such facts or circumstances are capable of being cured (the “Cure Option”); and/or (ii) purchase the aggregate amount of the Borrower’s indebtedness under the Clutterbuck Loan Documents that is subject to the Acceleration Notice in accordance with Section 9(d) hereof (the “Purchase Option”).
(c) In the event that Perseus exercises the Cure Option, Perseus shall provide written notice of such election to Clutterbuck and the Borrower prior to 5:00 p.m. (eastern time) on the day that such Option Period expires (the “Expiration Date”) and Perseus shall have a period of ten business days from the Expiration Date to cure the facts or circumstances giving rise to the Acceleration Notice (the “Cure Period”).

(d) In the event that Perseus exercises the Purchase Option, Perseus shall provide irrevocable written notice of such election to Clutterbuck and the Borrower prior to 5:00 p.m. (eastern time) on the Expiration Date and Perseus shall have a period of ten business days from the date that written notice of the Purchase Option is delivered to Clutterbuck to deliver the Purchase Price (as defined below) to Clutterbuck in immediately available funds (the “Payment Period”). Perseus shall be entitled to purchase the aggregate amount of the Borrower’s indebtedness under the Clutterbuck Loan Documents that is subject to the Acceleration Notice for an amount equal to the sum of: (i) the par amount of such indebtedness; plus (ii) all accrued and unpaid interest on such indebtedness as of the date that the Purchase Price is paid to Clutterbuck; plus (iii) all additional amounts under the Clutterbuck Loan Documents upon acceleration, including without limitation, late charges, interest at the default rate specified therein, or fees or expenses, but specifically excluding any prepayment penalty, fee or premium, (such sum, the “Purchase Price”) and upon such purchase (A) Clutterbuck shall have no further claim against Perseus and (B) Perseus shall succeed to all rights of Clutterbuck under the Clutterbuck Loan Documents.
(e) Notwithstanding anything to the contrary set forth in the Clutterbuck Loan Documents, except in the case of acceleration upon an Event of Default under Section 5.1(a)(vi) of the Clutterbuck Loan Agreement, Clutterbuck shall not accelerate the payment of any obligation of the Borrower under the Clutterbuck Loan Documents prior to its stated maturity date or institute any court proceedings or take any other legal action against the Borrower to collect any obligation of the Borrower under the Clutterbuck Loan Documents prior to the earliest to occur of: (i) Perseus not providing written notice of its election pursuant to Section 8(b) prior to 5:00 p.m. (eastern time) on the Expiration Date; (ii) in the event that Perseus elects the Cure Option, Perseus failing to cure the facts or circumstances giving rise to such Acceleration Notice prior to the expiration of the Cure Period; or (iii) in the event that Perseus elects the Purchase Option, Perseus failing to pay the Purchase Price prior to the expiration of the Payment Period.
10. Subordination Rights Not Impaired. The allocation of priority set forth in this Agreement shall not be impaired by (i) any act or failure to act on the part of the Borrower; (ii) Clutterbuck’s exercise or failure to exercise any rights or remedies conferred on it under the Clutterbuck Loan Documents or under this Agreement; (iii) Perseus’ exercise or failure to exercise any rights or remedies conferred on it under the Perseus Loan Documents or under this Agreement; (iv) the taking of any other action or proceeding by Clutterbuck or Perseus against the Borrower; (v) any lack of validity or enforceability of any Clutterbuck Loan Document or Perseus Loan Document.
11. Conflicting Provisions. If a provision of any Clutterbuck Loan Document or Perseus Loan Document conflicts with the provisions of this Agreement, this Agreement shall govern and prevail as between Clutterbuck and Perseus to the extent of such inconsistency. The provisions of this Agreement are solely for the purpose of defining the relative rights of Clutterbuck and Perseus and shall not be deemed to affect any obligation of the Borrower to create any rights or priorities in favor of any other Person.
12. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (Eastern time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (Eastern time) on any Trading Day, (c) the Trading Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications are provided in Annex I hereto.
13. Entire Agreement. This Agreement is the entire understanding among the Lenders with respect to the relative rights and priorities of the Loan Documents, and supersedes all prior and contemporaneous understandings among the Lenders with respect to that subject.
14. Future Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
15. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Lender may sell, assign or otherwise transfer all or any portion of such Lender’s Loan or any of its Loan Documents unless, prior to the consummation of any such action, the proposed transferee shall confirm in writing its acceptance of the terms of this Agreement and its agreement to comply with this Agreement with respect to the interests to be transferred to it. The terms of this Agreement shall survive any sale or other disposition of all or any portion of any Loan or any Loan Document.
16. APPLICABLE LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR ANY PURCHASER HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH

PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.
17. Severability. If any provision of this Intercreditor Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Intercreditor Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Intercreditor Agreement.
18. Counterparts. This Intercreditor Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.
19. No Joint Venture. This Agreement is not intended to create a joint venture or common enterprise of any kind among the Lenders; the Lenders’ duties to the other Lenders hereunder are purely contractual in nature and are set forth completely in this Agreement. Each Lender acknowledges that its Loan is separate and distinct from each other Loan.
20. Equitable Remedies. The Lenders acknowledge that monetary damages may not be an adequate remedy in the event of any Lender’s breach of its obligations under this Agreement, and agree that in the event of a breach by any Lender of its obligations hereunder the remedies of injunction, declaratory judgment and specific performance shall be available as necessary to prevent irreparable harm attributable to such breach.
21. Headings. The headings of this Intercreditor Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.
[Remainder of Page Intentionally Left Blank]

The parties hereto have executed this Agreement as of the date first above written.

THE BORROWER PHOTOMEDEX, INC.
By:
	Name:	Dennis M. McGrath
	Title:	Chief Executive Officer

THE LENDERS CLUTTERBUCK FUNDS LLC
By:
Name:
Title:

PERSEUS PARTNERS VII, LP
By:	Perseus Partners VII GP, L.P., its general partner

By:	Perseus Partners VII GP, L.L.C., its general partner

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

ANNEX I
NOTICE ADDRESSES
PhotoMedex, Inc.
147 Keystone Drive
Montgomeryville, PA 18936
Attn: Chief Financial Officer
Clutterbuck Funds LLC
200 Public Square, Suite 2910
Cleveland, OH 44114
Attn: Robert T. Clutterbuck
With a copy to
Ulmer & Berne LLP
1660 West 2nd Street, Suite 1100
Cleveland, Ohio 44113-1448
Attn: Sean Peppard, Esq.
Perseus Partners VII, LP
Perseus Partners VII, L.P.
c/o Perseus L.L.C.
2099 Pennsylvania Avenue, N.W., Suite 900
Washington, D.C. 20006
Attn: Teresa Y. Bernstein
and to
Perseus Partners VII, L.P.
c/o Perseus L.L.C.
1325 Avenue of the Americas, 25th Floor
New York, NY 10019
Attn: John M. Glazer
With a copy to:
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attn: Andrew W.Ment
Items Appended to this Agreement

2

Exhibit A	—	Clutterbuck Loan Agreement
Exhibit B		Amendment No. 2 to Securities Purchase Agreement

3